EXHIBIT 10.1

EXIT AGREEMENT FOR M. KAREN LEVIN

It is hereby resolved that:

In appreciation of the 37 years of M. Karen Levin’s service to Spherix Incorporated (the “Company” or “Spherix”), and in anticipation of her retirement from the Company, the following awards are hereby made to her by Spherix:

1.                                       Mrs. Levin will retire as an employee of Spherix as of January 4, 2006.

2.                                       Mrs. Levin will be provided lifetime payments of $12,500 each quarter following her retirement from the Company.

3.                                       Mrs. Levin’s Consulting Agreement is hereby restated in the form attached (Attachment 1).  It limits her post-retirement consultation to any Company requests that may be issued to her from time to time.  No minimum amount of consulting time is required. For any consulting time so requested and provided, Mrs. Levin will be compensated at the rate of $1,000 per day, subject to the Federal CPI, plus related expenses.

4.                                       Mrs. Levin will be provided suitable office space at Spherix headquarters, and at the leased BioSpherix Division location, at no cost to her for a period of three (3) years after her retirement from Spherix.

5.                                       Mrs. Levin will be allowed free use of her computer Internet hook-up to Spherix for a period of three (3) years after her retirement from Spherix.

6.                                       The Company will defend Mrs. Levin from all lawsuits filed against her resulting from legitimate actions taken by her on behalf of the Company.

7.                                       The Company confirms its Resolution of February 19, 1998 (Attachment 2), concerning long-term care insurance and health insurance for Mrs. Levin and her husband, Dr. Levin.

8.                                       This Resolution and the consulting agreement and Resolution hereto attached, supersede and replace all previous agreements concerning Spherix’s obligations to Mrs. Levin following the termination of her employment.  Specifically, the Consulting Agreement dated as of February 11, 1993 and the Amended And Restated Supplemental Executive Retirement Plan Agreement dated as of May 15, 2002 are hereby terminated.

This Resolution was approved by a majority vote, with Mrs. Levin, Dr. Levin, and Mr. Levin abstaining from the vote, on November 16, 2005.

ATTACHMENT 1

RESTATED CONSULTING AGREEMENT BETWEEN

SPHERIX INCORPORATED AND M. KAREN LEVIN

THIS RESTATED CONSULTING AGREEMENT is made and entered into this 29th day of November, 2005, between SPHERIX INCORPORATED, a corporation organized under the laws of the State of Delaware (hereinafter referred to as the “Corporation”), and M. Karen Levin (hereinafter referred to as the “Employee”).

RECITALS

WHEREAS, the Employee is presently a Vice President of the Corporation;  and

WHEREAS, during the period of the Employee’s employment the Corporation has greatly enhanced its activities and prestige largely as a result of the activities by the Employee on behalf of the Corporation;  and

WHEREAS, the Corporation recognizes that the Employee’s association with the Corporation has created goodwill of unique value to it, and it therefore desires to retain the services of the Employee and prevent them from being availed of by its competitors;  and

WHEREAS, the Corporation desires to retain the services of the Employee as a consultant upon her retirement from the Corporation for her technical expertise and management know how;  and

WHEREAS, the Employee desires to perform such services, upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual promises and covenants herein set forth and other good and valuable consideration, the receipt of which is hereby acknowledged, the Corporation and the Employee do hereby agree, each with the other, as follows:

1.                                       Retirement.  As used herein, the term “retirement” shall mean the date at which the Employee ceases to be an employee of the Corporation, which date shall be January 4, 2006.  By the execution and delivery of this Agreement, the Employee resigns as an employee and officer as of January 4, 2006.

2.                                       Consultation Services.

(a)                                  Upon retirement, the Employee agrees to make herself available to the Corporation as an independent contractor should the Company, from time to time, so desire.  The Corporation agrees to engage the Consultant as such upon the terms and conditions hereinafter set forth.

(b)                                 The Employee agrees to render services as a general advisor and consultant to management on a part-time, as needed basis, as may be requested by the Corporation at a mutually convenient time.  It is agreed that such services shall not require the Employee to be active in the day-to-day operations of the Corporation.

(c)                                  The term during which the Employee shall be required to perform consulting services on a part-time, as needed basis, shall be limited to any Company requests that may be issued to her from time to time.  There will be no minimum amount of consulting time required.  Any such consulting time provided by the Employee will be compensated at the rate of $1,000 per day, such rate to be changed annually to reflect the CPI as announced by the Federal Government.  The Corporation will reimburse the Employee for all ordinary and necessary expenses incurred by the Employee in connection with the Agreement, including, but not limited to, all travel expenses.  Travel reimbursement shall be made in accordance with the Corporation’s travel policy then in effect.  If any such expenses are paid by the Employee in the first instance, the Corporation will reimburse her upon submission of receipts.

3.                                       Non-Competition.

(a)                                  During a period of three (3) years following retirement, the Employee will not, directly or indirectly, either individually or as owner, partner, agent, employee, consultant or otherwise, engage in any activity competitive with the business of the Corporation or its affiliates, nor will she, in competition with the Corporation or its affiliates, solicit or otherwise attempt to establish for herself or any other person, firm or entity, any business relationships with any person, firm or corporation which was, at any time during the employment period of the Employee with the Corporation, a customer of the Corporation or one of its affiliates.  Any violation of this provision shall be grounds for termination by the Corporation of this Agreement.

(b)                                 Nothing in this paragraph 3 shall be construed to prevent the Employee from owning, as an investment, not more than one percent (1%) of a class of equity securities issued by any competitor of the Corporation or its affiliates and publicly traded and registered under Section 12 of the Securities Exchange Act of 1934.

4.                                       Trade Secrets.    The Employee will keep confidential any trade secrets or confidential or proprietary information of the Corporation and its affiliates which are now known to her or which hereafter may become known to her as a result of her employment or association with the Corporation and shall not at any time directly or indirectly disclose any such information to any person, firm or corporation, or use the same in any way other than in connection with the business of the Corporation or its affiliates at all times during retirement.  For purposes of this Agreement, “trade secrets or confidential or proprietary information” means information unique to the Corporation or any of its affiliates which has a significant business purpose and is not known or generally available from sources outside the Corporation or any of its affiliates or typical of industry practice.  Any violation of this provision shall be grounds for termination by the Corporation of this Agreement.

5.                                       Corporation’s Remedies for Breach.    It is recognized that damages in this event of breach of paragraphs 3 or 4 by the Employee would be difficult, if not impossible, to ascertain.  In the event of breach of paragraphs 3 or 4, the Corporation shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and the Employee hereby waives any and all defense she may have on the grounds of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.  The existence of this right shall not preclude any other rights and remedies at law or in equity which the Corporation may have.

6.                                       Death or Disability.    If the Employee becomes ill or disabled so that, in the sole determination of the Corporation, she is thereby rendered incapable of performing her duties as required herein, this Agreement shall be terminated.  If the Board of Directors of the Corporation finds that the Employee is unable to care for her affairs, any payment due (unless prior claim therefore shall have been made by a duly appointed guardian, committee, or other legal representative) may be paid to the spouse, child, or any person deemed by the Board to have incurred expenses for the Employee, in such manner and proportions as the Board may determine.  Any such distribution of the full payment due shall be a complete discharge of the liabilities of the Corporation under this Agreement.

If the Employee dies, any payment due the Employee shall be made to such persons as the Employee shall designate in writing before her death, or upon failure to make such designation, then to the Employee’s surviving spouse, or if none, to whomsoever she shall appoint by will.

7.                                       Assignment.    The rights and obligations of the Corporation under this Agreement shall inure to the benefit of and shall be binding upon the successors of the Corporation.  This Agreement is personal to the Employee and may not be assigned by her;  further, this Agreement may not be assigned by the Corporation except in connection with due assignment/transfer of substantially all of its assets.  In particular, the right of the Employee to receive payments for consulting services shall not be subject to any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge;  and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void.

8.                                       Merger of Consolidation.    Notwithstanding any provisions in this Agreement to the contrary, in the event of a merger, consolidation, or reorganization of the Corporation (whether the Corporation is the continuing or disappearing entity), the Corporation shall advise the successor organization of the terms of this Agreement.  In any event, however, this Agreement shall be binding upon the organization that is the successor to the Corporation and the successor shall remain liable subsequent to the consolidation or merger in the same manner as immediately prior thereto.

9.                                       Prohibition Against Funding.    The Corporation’s obligation to pay benefits under this Agreement is only a contractual obligation and nothing herein shall be deemed to require the Corporation to segregate assets or otherwise fund this obligation.  Further, nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind or a fiduciary relationship between the Corporation and the Employee or any other person.

10.                                 Legal Costs.    If the Corporation is determined by a court of competent jurisdiction to have failed to pay or provide for payment of any amounts required to be paid or provided for hereunder at any time, the Corporation agrees to pay the reasonable fees and expenses of independent counsel for the Employee in advising her or in bringing any proceedings, or in defending any proceedings, involving the Employee’s rights under this Agreement.  The Employee shall also be entitled to the prime rate of interest, as published in the daily Wall Street Journal, on such fees/expenses from the date of payment of such fees/expenses by the Employee until reimbursed by the Corporation, as well as on any other payments under this Agreement that are paid from and after the date such payments should have been made by the Corporation hereunder.

11.                                 Waiver.    A waiver of any breach of this Agreement shall not be a waiver of any subsequent, similar or dissimilar, breach of any provision thereof.

12.                                 Notices.    Any notice required or permitted to be given hereunder shall be in writing and given personally or by registered or certified mail, return receipt requested, addressed, in the case of notice to the Employee, at her then principal residence according to the records of the Corporation, or in the case of notice to the Corporation, to it at its then principal offices.  Any notice by such mail shall be deemed to have been given when mailed.

13.                                 Agreement.    This Agreement may not be changed, modified, or discharged orally, but only by an instrument in writing signed by the parties.  This Agreement shall be governed by the laws of the State of Maryland and the invalidity or lack of enforceability of any provisions hereof shall in no way affect the validity or enforceability of any other provisions.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf and it corporate seal to be hereunto affixed by its duly appointed officers, and the Employee has set her hand to this Agreement under seal, all as of the date first above written.

SPHERIX INCORPORATED

SEAL

Attest:	By:
Katherine M. Brailer, Secretary	Richard C. Levin, President

Witness:	(SEAL)
M. Karen Levin

ATTACHMENT 2

From the February 19, 1998 Board Minutes:

“The following resolution was moved and seconded:  Biospherics will fund long-term, continuous lifetime long-term care and healthcare policies paid for by the Company for Gilbert and Karen Levin for their many years of service.  This is to be amended to Dr. Levin’s employment contract.”